Exhibit 10.7

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of May, 2007 (the “Effective Date”), by and between REMINGTON ARMS COMPANY, INC., a Delaware corporation (the “Company”), and Donald Campbell (the “Employee”).

R E C I T A L S:

1.     The Company is engaged in the business of designing, manufacturing, marketing, and selling (a) sporting goods products, including, by way of illustration, firearms and ammunition, as well as hunting and gun care accessories and clay targets, for the global hunting and shooting sports marketplace, and (b) products with law enforcement, military and government applications, including, by way of illustration, surveillance technology products and powdered metal products (the “Business”). The Employee is experienced in, and is knowledgeable concerning, important aspects of the Business.

2.            The Employee’s employment with the Company creates a relationship of confidence and trust between the Employee and the Company with respect to the Business of the Company and its affiliates and to the business of any client or customer of the Company or its affiliates.

3.            The Employee has heretofore been employed by the Company. The Company has determined that it is essential and in the best interests of the Company and its shareholders to secure the continued services, and to ensure the continued and undivided dedication and cooperation, of the Employee. To that end, the Company has determined that it is in the best interests of the Company and its shareholders to provide a Severance Benefit (as defined below) as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.          Definitions. Whenever used in this Agreement, including the Recitals and this Section 1, the following terms shall have the meanings set forth below (unless otherwise indicated by the context), and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):

•             “Base Salary” means the amount the Employee is entitled to receive from the Company as base wages or base salary on an annualized basis as in effect immediately prior to his Termination. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants, phantom stock awards or other similar types of incentive compensation.

•             “Beneficiary” means the surviving spouse of the Employee or, if he leaves no surviving spouse, then the Employee’s estate.

•	“Board” means the Board of Directors of the Company.
•	“Business” has the meaning indicated in the first recital above.

•             “Cause” means one or more of the following, in each case as determined by the Company, in its sole discretion: (a) the Employee’s conviction of, or pleading guilty or no contest to, any crime that constitutes a felony, regardless of its demonstrable impact on the Company, or any other crime involving moral turpitude that results, or is reasonably likely to result, in material harm to the Company, (b) the failure of the Employee substantially to perform the duties of his position or any other duties reasonably assigned to him by the Company (other than any such failure due to physical or mental illness) or other material breach by the Employee of any of his obligations owed to the Company, after a demand for substantial performance or demand for cure of such breach is delivered, and a reasonable opportunity to cure is given, to the Employee by a Responsible Person, which demand identifies the manner in which the Company believes that the Employee has not substantially performed his duties or has breached his obligations, (c) the Employee’s willful misconduct or gross negligence that has caused or would reasonably be expected to result in material injury to the Company or any of its affiliates, (d) any diversion by the Employee for his personal gain of any viable and significant business opportunity from the Company (other than with the prior consent of the Board), (e) violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics or any covenant contained in this Agreement. For purposes of this Section 1.5, “Responsible Person” shall mean the executive officer or other employee of the Company who is the direct or indirect supervisor of the Employee.

•             “Code” means the Internal Revenue Code of 1986, as amended, and all rules, regulations and other written guidance issued thereunder.

•             “Company” means Remington Arms Company, Inc., a Delaware corporation with its principal offices at Madison, North Carolina.

•             “Confidential Information” means all trade secrets and other information concerning the Business of the Company and its affiliates that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, any information covered by the Uniform Trade Secrets Act of Delaware or any other similar legal protections that may be applicable (or any successor thereto), management organization information (including data and other information relating to members of the Board, the Board of Directors of RACI Holding, Inc. (“Holding”) and management of the Company or Holding), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holding, the Company or any of their respective subsidiaries or affiliates or that Holding, the Company or any of their respective subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with Holding, the Company or any of their respective subsidiaries or affiliates. The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, Confidential Information does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of the provisions of the

Agreement, or (b) is received by the Employee from another party that did not receive such information directly or indirectly from the Company or any of its affiliates under an obligation of confidentiality.

•	“Effective Date” means ___________, 2007.

•             “Good Reason” means, without the Employee’s express written consent, (a) the reduction by the Company in the Base Salary of the Employee; or (b) the transfer of the Employee’s primary work location to a location that is more than fifty (50) miles from the Employee’s primary work location immediately prior to the Effective Date.

•             “Person” means any individual, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.

•	“Restricted Area” means the United States and Canada.

•             “Restricted Period” means the period commencing on the Effective Date and ending on the earlier of (a) the date that immediately precedes the first anniversary of the Effective Date or (b) the Termination Date; provided, however, that in the event the Employee’s employment is terminated as a result of a Severance Event and the Employee becomes entitled to receive the Severance Benefit pursuant to Section 2, or the Company otherwise elects to pay the Severance Benefit pursuant to Section 2, the Restricted Period shall also include the 365 day period following his Termination Date.

•	“Severance Benefit” means the payment described in Section 2.

•             “Severance Event” means the Termination of the Employee (a) by the Company other than for Cause, death or Total Disability or (b) by the Employee for Good Reason. In no event shall any one of the following events be treated as a Severance Event:

(i)	Termination of the Employee as a result of his death;
(ii)	Termination of the Employee by the Company for Cause;
(iii)	Termination by the Employee for any reason other than Good Reason; or
(iv)	Termination of the Employee as a result of his Total Disability,

unless, and to the extent, the Company exercises its rights under Section 2.1.

•             “Termination” and any derivative of that term means the termination of the Employee’s employment with the Company or an affiliate.

•	“Termination Date” means the date of the Employee’s Termination.

•             “Total Disability” means the total disability of the Employee as determined in accordance with the terms of the insured, group long-term disability plan sponsored by the Company.

Section 2.	Severance Benefit.

•             Eligibility; Amount of Severance Benefit. Subject to Sections 2.2 and 2.3 and Section 3, in the event the Employee is Terminated as a result of a Severance Event and such Termination occurs prior to the first anniversary of the Effective Date, the Employee, as replacement for the compensation the Employee would have received had his employment with the Company continued, shall receive his Base Salary for nine (9) months through the Company’s regular payroll (the “Severance Benefit”). No Severance Benefit shall be paid to the Employee in the event the Employee is Terminated by the Company for Cause, on account of the death or Total Disability of the Employee, or by the Employee for any reason other than Good Reason, or as a result of a Severance Event that occurs on or after the first anniversary of the Effective Date; provided, however, that the Company shall have the right to elect to pay the Employee the Severance Benefit in the event of a termination by the Company for Cause or by the Employee without Good Reason in exchange for the Employee’s compliance with the covenants set forth in Sections 3.3 and 3.4. In the event the Employee becomes entitled to receive a Severance Benefit due the occurrence of a Severance Event but dies prior to receiving the Severance Benefit, then such amount shall be paid to his Beneficiary.

•             Release of Claims. No Severance Benefit shall be provided to the Employee unless the Employee has properly executed and delivered to the Company a release of claims substantially in the form attached to this Agreement as Exhibit A and that release of claims has become irrevocable as provided therein. Such release of claims shall not be accepted by the Company unless it is executed on or after the Employee’s Termination Date. Prior to the occurrence of a Severance Event, the release of claims may be revised by the Company. The Company may in any event modify the release of claims to conform it to the then current laws of the local jurisdiction applicable to the Employee.

•             Exclusive Payment. The Severance Benefit is intended to constitute the exclusive payment in the nature of severance or termination compensation that shall be due the Employee upon Termination due to the occurrence of a Severance Event, and shall be in lieu of any such other severance or termination compensation under any other agreement, plan, program or policy of the Company. Accordingly, if the Employee is a party to an employment, severance, termination, salary continuation or other similar agreement with the Company, or is a participant in any other severance plan, practice or policy of the Company, any Severance Benefit paid to the Employee shall be reduced (but not below zero) by the amount of severance pay to which he is entitled under such other agreement, plan, practice or policy. The Severance Benefit shall not be reduced, however, by any benefits paid or payable under the tax-qualified retirement plan and non-qualified retirement plan sponsored by the Company.

Section 3.         Employment and Post-Termination Obligations of Employee. All payments to the Employee under this Agreement shall be subject to the Employee’s compliance with the following provisions during the Restricted Period and, except as otherwise provided in this Section 3, following the Termination of the Employee’s employment:

•             Assistance in Litigation. The Employee shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to the Employee (and without regard to whether the Employee is a party thereto). The Company shall promptly reimburse the Employee for his reasonable out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 3.1.

•              Confidential Information. As a consequence of his unique position with the Company, the Employee acknowledges and agrees that he will have broad assess to Confidential Information, that Confidential Information will in fact be developed by him in the course of performing his duties and responsibilities with the Company, and that Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, a valuable, special and unique asset of the Company. During the Restricted Period and at any time thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, the Employee shall not, without the written consent of the Board, or a person authorized thereby, communicate, furnish, divulge or disclose to any Person, other than an employee of the Company, or a Person to whom communication or disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an employee of the Company, any Confidential Information obtained by him while in the employ of the Company, unless and until such information has become a matter of public knowledge at the time of such disclosure. The Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in connection with the performance of his duties as an employee of the Company. The Employee agrees that all Confidential Information (whether now or hereafter existing) conceived, discovered or developed by him during the period of his employment with the Company belongs exclusively to the Company and not to him.

•              Non-Disparagement. During the Restricted Period and at any time thereafter, the Employee shall not make statement, written or oral, whether expressed as a fact, opinion or otherwise, that disparages, or could reasonably be construed as disparaging, the Company, or its officers, directors, employees, shareholders, representatives or agents. Except as is reasonably necessary or appropriate in connection with the performance of his duties as an employee of the Company, the Employee shall not knowingly take any action or knowingly provide information or issue statements, to the media or otherwise, or knowingly cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding the Company or its officers, directors, employees, shareholders, representatives or agents.

•              Noncompetition and Non-Solicitation. The Employee acknowledges and agrees that the duties and responsibilities to be performed by him for the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in any action in law. The Employee further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, the Employee in the course of his employment will be such that his breach of the covenants contained in this Section 3.4 would immeasurably and irreparably damage the Company regardless of where in the Restricted Area the activities constituting such breach were to occur. Thus, the Employee acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 3.4 to apply to the Employee’s activities throughout the Restricted Area and for the Restricted Period. In recognition of the special and unusual character of the duties and responsibilities of the Employee under this

Agreement and as a material inducement to the Company to continue to employ the Employee in this special and unique capacity, the Employee covenants and agrees that, during the Restricted Period, the Employee shall not, directly or indirectly:

(a)          perform services for, engage in or be engaged in, assist, counsel, advise or otherwise support any business within the Restricted Area which is competitive with the Business;

(b)          call upon any Person who is, or was at any time during the twelve (12) month period ending on the Termination Date, a customer of the Company for the purpose of providing services or manufacturing, selling or distributing products similar to, or competitive with, the services provided by the Company or the products manufactured, sold and distributed by the Company;

(c)          solicit, divert, or take away, or attempt to solicit, divert or take away, any Person who is, or was at any time during the twelve (12) month period ending on the Termination Date, a customer of the Company for the purposes of providing services or manufacturing, selling or distributing products similar to, or competitive with, the services provided by the Company or the products manufactured, sold and distributed by the Company; or

(d)          employ or induce or attempt to induce any employee of the Company to terminate his employment with the Company for the purpose of performing services for, assisting, counseling, advising or otherwise supporting any business within the Restricted Area which is competitive with the Business.

•              Failure to Comply. In the event of a breach by the Employee of the provisions of this Section 3, the Company shall have and may exercise any and all rights and remedies available to the Company at law or otherwise, including, but not limited to, obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Employee from committing such violation. The Employee hereby consents to the issuance of such injunction and agrees to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether the Employee resides or does business in that jurisdiction at the time such injunction is sought or entered.

•             Reasonableness of Restrictions. The Employee and the Company have each carefully read the provisions of this Section 3 and, having done so, agree that the restrictions set forth in this Section 3 (including, but not limited to, the Restricted Period restriction and the Restricted Area restriction set forth in this Section 3) are fair and necessary to prevent the Employee from unfairly taking advantage of contacts established, nurtured, serviced, enhanced or promoted and knowledge gained during the Employee’s employment with the Company, and are necessary for the reasonable and proper protection of the Company’s interests. The Employee agrees and acknowledges that the Company and its affiliates are engaged in the Business and sell and distribute their products throughout the United States and other jurisdictions throughout the world, and that it would not be reasonable to limit the geographic scope of these covenants to any particular geographic location. The Employee acknowledges that the covenants contained in this Section 3 will not cause an undue burden on the Employee.

Notwithstanding the foregoing, in the event any part of the covenants set forth in this Section 3 is held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 3 is declared by a court of competent jurisdiction to be overbroad as written, the Employee specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.

Section 4.	Tax Consequences.

•             Deductions and Withholding; No Representations. The Employee agrees that the Company or its affiliates, as applicable, shall withhold from the payment of the Severance Benefit, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect. The Company makes no representations or warranties to the Employee with respect to the tax consequences (including, but not limited to, income tax consequences) related to the payment contemplated by this Agreement, and the Employee is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

•              Code Section 409A. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code (“Code Section 409A”). The parties agree that this Agreement shall at all times be interpreted and construed in a manner to comply with Code Section 409A and that should any provision be found not in compliance with Code Section 409A, the parties are contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by the Company’s legal counsel to achieve compliance with Code Section 409A unless such action results in substantial additional costs to the Company. By execution and delivery of this Agreement, the Employee irrevocably waives any objections he may have to any amendments required by Code Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement be made to the Employee unless compliant with Code Section 409A. In the event amendments are required to make this Agreement compliant with Code Section 409A, the Company shall use its best efforts to provide the Employee with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Code Section 409A not applied, but in a manner that is compliant with Code Section 409A and does not result in substantial additional costs to the Company. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations between the parties.

Section 5.     Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing, (b) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (c) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Remington Arms Company, Inc.

870 Remington Drive

Post Office Box 700

Madison, NC 27025-0700

Attention: Mark Little

If to the Employee:

Donald Campbell

________________________________

________________________________

Section 6.        Entire Agreement. This Agreement (including Exhibit A hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, those between the Employee and any other person or entity) are merged into and superseded by this Agreement, and the terms of any prior employment agreement or arrangement shall, from and after the date of this Agreement, be of no further force or effect.

Section 7.	Governing Law; Consent to Jurisdiction.

•             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereof) applicable to contracts made and to be performed therein, and in any action or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Delaware shall be applicable and shall govern to the exclusion of the law of any other forum.

•             Any action to enforce any of the provisions of this Agreement shall be brought exclusively in a court of the State of Delaware or in a Federal court located within the State of Delaware, and by execution and delivery of this Agreement, the Employee and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Employee hereby submits to personal jurisdiction in the State of Delaware. The Employee and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Employee and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

Section 8.          Binding Effect; Assignability; Merger or Consolidation. This Agreement shall be binding upon and inure to the benefit of the parties hereto. The obligations of the Employee hereunder may not be delegated, and the Employee may not, without the Company’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company; provided, however, that the Company will not consolidate or merge into or with another Person, or transfer all or a material part of its assets to another Person (a “Successor Entity”) unless the Successor Entity shall assume this Agreement, and upon such assumption, the Employee and the Successor Entity shall become obligated to perform the terms and conditions of this Agreement.

Section 9.          Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Specifically, in the event any part of the covenants set forth in Section 3 is held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 3 is be declared by a court of competent jurisdiction to be overbroad as written, the Employee specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.

Section 10.        Amendment; Waiver. Except as otherwise provided in Section 4, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a duly authorized committee thereof. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its or his rights hereunder on any occasion or series of occasions.

Section 11.       Headings. All headings herein are inserted for convenience and ease of reference purposes only and are not to be considered in the construction or interpretation of this Agreement.

Section 12.      Counterparts. This Agreement may be executed simultaneously in counterparts, both of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.        No Duty to Mitigate. The Employee shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of the Employee’s Termination or otherwise.

Section 14.        Source of Payments; No Trust. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Employee. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Employee nor his Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

Section 15.      No Right to Continued Employment. Nothing contained in this Agreement shall be construed as conferring upon the Employee the right or imposing upon him the obligation to continue in the employment of the Company, nor shall it be construed as imposing upon the Company the obligation to continue to employ the Employee. The Company and the Employee acknowledge that the employment of the Employee is and shall continue to be “at will” and may be terminated at any time by either party, with or without Cause.

Section 16.       No Conflicts. The Employee represents that he is entering into this Agreement voluntarily and that the Employee’s employment hereunder and his compliance with the terms and conditions of this Agreement will not conflict with or result in his breach of any agreement to which he is bound.

Section 17.       Employee Acknowledgment. The Employee (a) has had a reasonable amount of time in which to review and consider this Agreement prior to signature, (b) has in fact read the terms of this Agreement, (c) has the full legal capacity to enter into this Agreement and has had the opportunity to consult with legal counsel before signing this Agreement, (d) fully and completely understands the meaning, intent and legal effect of this Agreement, and (e) has knowingly and voluntarily executed this Agreement.

Section 18.        Recitals. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

REMINGTON ARMS COMPANY, INC.

/s/ Thomas L. Millner

Chief Executive Officer

EMPLOYEE

/s/ Donald Campbell

EXHIBIT A

REMINGTON ARMS COMPANY, INC.

SEVERANCE AGREEMENT

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payment by Remington Arms Company, Inc. (“Remington”) of the Severance Benefit to me pursuant to that certain Severance Agreement dated _____________, 2007, to which this Exhibit A is attached (the “Agreement”), I, Donald Campbell, agree to and do finally and completely release and forever discharge Remington and its parents, subsidiaries and affiliates, and any one or more of their employees, shareholders, officers, directors or agents (the “Releasees”) from any and all liabilities claims, obligations, demands and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold, or claim to have, own or hold, or which I may have, own or hold, or claim to have, own or hold, against each or any of the Releasees arising from or relating to my employment with Remington and termination of that employment.

This General Release and Waiver of Claims (this “Release”) includes, without limiting the generality of the foregoing, claims arising under any provision of federal, state federal or local law, any federal, state or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act 1991, or the Employee Retirement Income Security Act of 1974, all as amended, or any similar federal, state or local statutes, ordinances or regulations, or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims (other than the Severance Benefit to which I am entitled under the Agreement); provided, however, that this Release does not include actions brought to enforce the terms of this Release, including my right to the Severance Benefit, or to secure benefits under any other employee benefit plan or program of Remington of which I am a participant unless expressly excluded by the Agreement. If I violate the terms of this Release, I agree to pay the Releasees’ costs and reasonable attorneys’ fees.

I acknowledge that, among other rights subject to this Release, I am hereby waiving and releasing any rights I may have under the ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an employee of Remington.

As provided by law, I have been advised by Remington to carefully consider the matters outlined in this Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice. I acknowledge I have had at least twenty-one (21) days from my receipt of this Release to consider the terms and conditions set forth herein, and I understand that I have seven (7) days following my execution of this Release to revoke my signature, in which event this Release shall not be effective or binding on the parties, and I will not receive the Severance Benefit described in the Agreement. I further understand fully and acknowledge the terms and consequences of this Release, and I voluntarily accept them.

ACKNOWLEDGED AND AGREED TO,

INTENDING TO BE LEGALLY BOUND HEREBY:

Dated:________________________	___________________________________
Employee

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